Exhibit 15.1

October 25, 2019

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the fiscal 13 week periods ended March 31, 2019 and April 1, 2018, and have issued our report dated May 1, 2019, and for the fiscal 13 and 26 week periods ended June 30, 2019 and July 1, 2018, and have issued our report dated July 31, 2019. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California